DOUBLELINE STRATEGIC INCOME FUND

AMENDMENT NO. 1

to

AGREEMENT AND DECLARATION OF TRUST

The undersigned, constituting all of the duly elected and qualified Trustees of DoubleLine Strategic Income Fund, a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated July 22, 2011 (the “Trust”), do hereby amend Article I, Section 1 of the Agreement and Declaration of Trust by striking out said Section in its entirety and inserting in lieu thereof the following:

Name

Section 1. This Trust shall be known as “DoubleLine Opportunistic Credit Fund”, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

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This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, hereunto have signed this instrument on this 28th day of July, 2011.

/s/ Penny A. Keyes
Penney A. Keyes

COMMONWEALTH OF MASSACHUSETTS	)
)
COUNTY OF SUFFOLK	) ss.

On the 28th day of July, 2011, before me, the undersigned notary public, personally appeared Penney A. Keyes, proved to me through satisfactory evidence of identification, which consisted of a Massachusetts driver’s license, to be the person whose name is signed above and acknowledged to me that she signed it as Trustee for DoubleLine Opportunistic Credit Fund voluntarily for its stated purpose.

/s/ Sherri L. Conte
Notary Public
My commission expires on: 12/27/2013

Trustee and Address
Penney A. Keyes c/o Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199

Trust Address
DoubleLine Opportunistic Credit Fund c/o Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199